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                                                                     Exhibit 3.2

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                             coolsavings.com inc.


     Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:


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1.   The present name of the corporation is:  coolsavings.com inc.

2.   The corporation identification number (CID) assigned by the Bureau is:
     196-828

3. All former names of the corporation are: Interactive Coupon Marketing Group, Inc.

4. The date of filing the original Articles of Incorporation was: December 21, 1994

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     The following Restated Articles of Incorporation supersede the Articles of
Incorporation as amended and shall be the Articles of Incorporation for the corporation:


     Article I

     The name of the corporation is:  coolsavings.com inc.


     Article II

     The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act (the "Act").


     Article III

     The total authorized shares of the corporation shall be 100,000,000 Common Shares and 10,000,000 Preferred Shares.

     A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

     The holder of each outstanding Common Share shall have one vote per share with respect to all matters submitted to a vote of shareholders.

     The board of directors may cause the corporation to issue Preferred Shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the corporation's board of directors. Each resolution, when filed in accordance with the Act, shall constitute an amendment to these Articles of Incorporation. Notwithstanding anything to the contrary herein, the Certificate of Designation filed with the Michigan Department of Consumer and Industry Services on December 29, 1999, a copy of which is attached hereto, shall remain in full force and effect consistent with its terms.

     Article IV

     The address of the current registered office is: 255 E. Brown St., Ste. 110
                                                      Birmingham, MI 48009

     The mailing address of the current registered office if different from the registered office address: N/A

     The name of the current resident agent at the registered office is:  Robert
D. Gorman.


     Article V

     To the full extent permitted by the Act or any other applicable laws presently or hereinafter in effect, no director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporation. If the Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in these Articles of Incorporation inconsistent with this Article V shall not adversely affect any right or protection of a director of the corporation existing immediately prior to, or for, or with respect to, any acts or omissions occurring before such repeal or modification.


     Article VI

     Pursuant to Section 784(1)(b) of the Act, the corporation expressly elects not to be governed by Chapter 7A of the Act, being sections 775 through 784 of the Act; provided that the corporation's board of directors may terminate this election in whole or in part by action of the majority of directors then in office.


     Article VII

     Notwithstanding any other provision of these Articles of Incorporation, no amendment to these Articles of Incorporation shall amend or repeal any or all of the provisions of these Articles of Incorporation, and the stockholders of the corporation shall not have the right to amend or repeal any or all provisions of the Bylaws of the corporation, unless so adopted by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of stock of the corporation generally entitled to vote in the election of directors, considered for purposes of this Article VII as a class; provided, however, that in the event that the board of directors of the corporation recommends to the stockholders the adoption of any such amendment of a nature described in this
Article VII, the stockholders of record holding a majority of the outstanding shares of stock of the corporation entitled to vote in the election of directors, considered for the purposes of this Article VII as a class, may amend, modify or repeal any or all of such provisions.

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

     These Restated Articles of Incorporation were duly adopted on the ___ day of February, 2000, in accordance with the provisions of Section 642 of the Act and were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

                    Signed this ____ day of March, 2000

                    coolsavings.com inc.

                    By:
                       ---------------------------------------------------------
                       Steven M. Golden, Chief Executive Officer and President



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Name of person or organization                      Preparer's name and business
remitting fees:                                     telephone number:


coolsavings.com inc.                                Jill H. Collins, Esq.
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                                                    313-961-8380
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